 EXHIBIT 5.7

OFFICER’S CERTIFICATE

 May 7, 2025

The undersigned, Umesh Singh, President of GIVBUX, INC., a Nevada corporation (the “Company”), in connection with that certain the securities purchase agreement dated May 7, 2025 (the “Purchase Agreement”), by and between the Company and the investors party thereto, hereby certifies the following matter. Capitalized terms not defined herein shall have the meanings given in the Purchase Agreement.

1. I am the duly appointed President of the Company.

2. The Company has obtained and delivered to the investors copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby.

3. No Event of Default has occurred or result from the execution by the Company of the Purchase Agreement and the Transaction Documents.

4. The representations and warranties made by the Company in the Purchase Agreement are true and correct in all material respects as of the date of this officer’s certificate. The capitalization of the Company described in the Purchase Agreement has not changed as of the date hereof.

5. As of the date hereof, the Company has satisfied and duly performed all of the conditions and obligations specified in the Purchase Agreement to be satisfied on or prior to the applicable Closing Date (as defined in the Purchase Agreement) or such conditions and obligations have been waived expressly in writing signed by the purchaser.

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IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

Signed by John Dolkart, Jr. under Limited POA	By:	/s/ Umesh Singh
	Name:	Umesh Singh
	Title:	President

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